Exhibit 99.1


                          PRESS RELEASE


FOR IMMEDIATE RELEASE                                  CONTACT:


Titanium Metals Corporation                    Joseph S. Compofelice
1999 Broadway, Suite 4300                      Chief Financial Officer
Denver, Colorado   80202                       281-423-3303


             TIMET ANNOUNCES ACQUISITION OF LOTERIOS


     DENVER, COLORADO . . . February 13, 1998 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced today that it has signed a letter of intent to acquire for cash the titanium business of Loterios, S.p.A. The transaction is expected to close in the second quarter of 1998.

     Loterios, founded in 1982 and headquartered in Legnano, Italy, is one of Italy's largest producers and distributors of titanium products, with 1997 sales of approximately $24 million. Loterios has emerged in recent years as one of the premier producers and suppliers of titanium pipe and fittings to the offshore oil and gas drilling and production markets and is the leading supplier of these products to the North Sea offshore market. Following its acquisition by TIMET, Loterios will continue to be operated under the day-to-day direction

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of Luigi Lotterio, who will become Executive Vice President (Operations), and
Amleto Cappelletti, as Executive Vice President (Sales).

     Commenting on the transaction, TIMET Chairman & CEO, J. Landis Martin, noted: "TIMET's acquisition of Loterios' successful and well regarded titanium production and distribution business, is an exciting move that fits well with our long-term strategy to expand the use of titanium in non-aerospace markets. We expect the acquisition to be accretive to 1998 earnings."

     Pictro Lotterio, Loterios' President, commented that "The sale of Loterios to TIMET is a wonderful accomplishment for the management and employees of our Company and myself, as thirty years ago I began my career as the agent for TIMET in Italy. I am confident this acquisition will open additional growth possibilities."

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, demand for titanium, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

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